Exhibit 99.1

The LGL Group, Inc. Reports First Quarter 2014 Financial Results

ORLANDO, FL, May 13, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the quarter ended March 31, 2014.
-	Revenues of $6.1 million, a decrease of 17.6% compared to Q1 2013
-	Net loss of ($0.8) million, or ($0.31) per share
-	Adjusted EBITDA loss of ($0.5) million, or ($0.18) per share
-	Gross margin of 26.0%
-	Backlog improves to $9.1 million at end of Q1 2014 vs. end of Q4 2013
-	Completed acquisition of filter product line assets from Trilithic

Total revenues for the three months ended March 31, 2014, were approximately $6.1 million, a decrease of 17.6% compared to revenues of $7.4 million for the comparable period in 2013.  The Company reported a net loss of ($0.8) million, or ($0.31) per share for the quarter ended March 31, 2014, compared with a net loss of ($0.1) million, or ($0.03) per share for the same period in 2013.  Adjusted EBITDA, which excludes non-cash stock-based compensation, was a loss of ($0.5) million, or ($0.18) per share, for first quarter of 2014, compared to income of $0.1 million, $0.03 per share, for the same period in 2013.
Gross margins for the quarter ended March 31, 2014, were 26.0%, compared to 32.5% for the comparable period in 2013. The decrease was primarily due to a 17.6% decrease in revenues as well as a less favorable product mix compared to the same prior year period. The Company is focusing research and development efforts on strengthening and differentiating its high reliability RF and microwave portfolio, with the goal of adding differentiated product offerings, expanded client access, and new capabilities.
As previously announced, on January 31, 2014, the Company's primary operating subsidiary, MtronPTI, acquired certain filter product line assets from Trilithic, Inc. ("Trilithic"), including intellectual property and equipment for fixed and tunable filter products used in cellular, defense and other wireless applications.
Greg Anderson, LGL's President and CEO, said "Q1 2014 was a challenge in many respects as we felt the impact of price compression and reduced demand within our core market segments.  However, we are making steady progress on the journey to transform our business by leveraging our core strength as an engineering and technical leader within the markets we serve, and by revitalizing our intellectual property through investments like the Trilithic asset purchase that strengthen MtronPTI's high reliability RF/microwave portfolio, leading to longer product life cycles and better margins."
Backlog Improved to $9.1M; Solid Capital Position
As of March 31, 2014, the Company's order backlog was $9.1 million, an increase of 5.8% compared to $8.6 million as of December 31, 2013, and an increase of 8.3% compared to $8.4 million as of March 31, 2013.  The backlog increase is due to an increase in repeat orders for existing products and new orders resulting from our recent acquisition of certain filter product line assets from Trilithic on January 31, 2014.

Cash and cash equivalents as of March 31, 2014, was $6.1 million, or $2.35 per share, and cash-adjusted working capital (accounts receivable, plus inventory, less accounts payable) remained at $5.9 million, or $2.27 per share, at March 31, 2014, as compared to December 31, 2013.
Mr. Anderson said, "We have had a positive book to bill ratio (ratio of bookings to shipments) for three quarters now, and quote activity remains high.  With our focus on investing in new intellectual property and on improving our cost structure, we are repositioning the Company for long-term value creation."
Investor's Conference Call Scheduled for Wednesday, May 14, 2014, at 10:00 A.M. ET
An investor conference call is scheduled for Wednesday, May 14, 2014, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's Q1 2014 earnings results, current business activities and strategy.

Participants are invited to "attend" the online meeting using Conferencing Center LIVE; or access the conference call at (800) 862-9098 for domestic callers and (785) 424-1051 for international callers.  The participant code is LGLIR0514.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Sacramento, California, Eindhoven, The Netherlands, Hong Kong and Shanghai, China.
For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.
Caution Concerning Forward Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the quarter ended March 31,	2014	2013

REVENUES	$6,131	$7,398
Cost and expenses:
Manufacturing cost of sales	4,535	4,996
Engineering, selling and administrative	2,410	2,680
OPERATING LOSS	(814)	(278)
Total other income (expense)	5	(18)
LOSS BEFORE INCOME TAXES	(809)	(296)
Income tax benefit	--	213

NET LOSS	$(809)	$(83)

Weighted average number of shares used in basic and diluted EPS calculation.	2,594,784	2,598,144

BASIC AND DILUTED NET LOSS PER COMMON SHARE.	$(0.31)	$(0.03)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$6,097	$7,183
Restricted cash	1,500	1,500
Accounts receivable, less allowances of $62 and $4279, respectively	3,771	3,237
Inventories, net	4,379	4,629
Prepaid expenses and other current assets	309	405
Total current assets	16,056	16,954
Property, plant and equipment, net	3,906	3,986
Other assets, net	838	323
Total assets	20,800	21,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	4,768	4,508
Stockholders' Equity	16,032	16,755
Total Liabilities and Stockholders' Equity	$20,800	$21,263

Reconciliations of GAAP to Non-GAAP Measures

To supplement our condensed consolidated financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of GAAP Loss Before Income Taxes to Non-GAAP Adjusted EBITDA Income (Loss)

For the quarter ended March 31, 2014	Dollars (000's)	Amounts Per Share

Net loss before income taxes	$(809)	$(0.31)
Add: Interest expense	8
Add: Depreciation and amortization	235	0.09
Add: Non-cash stock compensation	90	0.03
Adjusted EBITDA loss	$(476)	$(0.18)

Weighted average number of shares used in basic and diluted EPS calculation	2,594,784

For the quarter ended March 31, 2013	Dollars (000's)	Amounts Per Share

Net loss before income taxes	$(296)	$(0.11)
Add: Interest expense	19
Add: Depreciation and amortization	240	0.09
Add: Non-cash stock compensation	110	0.04
Adjusted EBITDA income	$73	$0.03

Weighted average number of shares used in basic and diluted EPS calculation	2,598,144